EXHIBIT 23(b)


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                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Pall Corporation:


We consent to the incorporation by reference in this Registration Statement on Form S-3 No. 333-104595 of Pall Corporation relating to 210,000 shares of its common stock and 210,000 of its common share purchase rights, and in Registration Statement No. 33-39655 relating to 44,665 shares of its common stock and 44,665 of its common share purchase rights, of our report dated September 3, 2003, except for the Common Stock note which is as of October 17, 2003, with respect to the consolidated balance sheets of Pall Corporation and its subsidiaries as of August 2, 2003, and August 3, 2002, and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended August 2, 2003, which report appears in the Annual Report on Form 10-K of Pall Corporation for the fiscal year ended August 2, 2003. We also consent to the reference to our firm under the heading "Experts" in this Registration Statement.



/s/KPMG LLP

Melville, New York
November 4, 2003